[Form of Statement of Employee Stock Option Holdings]

Statement of Employee Stock Option Holdings

Qwest Communications International Inc.


                                                         Social Security Number:
[Name of Employee]
[Address of Employee]



                                    Number of Options   Exercise                        Number of Options
                                       Originally       Price per                           Currently
Grant Number     Date of Grant          Granted          Option        Vesting Type        Outstanding
---------------------------------------------------------------------------------------------------------

Options Eligible for Exchange (Eligible Options)



Options that MUST be tendered if any options are tendered (Recent Options)



Options that constitute both Eligible Options and Recent Options (these may be tendered, but MUST be tendered if any options are tendered)







IMPORTANT: This information is being provided in connection with the stock option exchange offer announced by Qwest on October 31, 2001 (the "Exchange Offer"). If you want to accept the Exchange Offer, use this information to complete your Election Form and Release Agreement. However, before deciding to accept the Exchange Offer, you should first read the Offer Circular. You may print the Offer Circular on the Q at http://theq.qwest.net/departments/hr/circular.pdf [LINK TO EXCHANGE OFFER CIRCULAR] or you may request a copy of the Offer Circular by contacting our Stock Plan Administration department at StockAdmin2@Qwest.com or 866-437-0007.

If you tender any portion of an option grant in the Exchange Offer, you must tender that entire grant. If you tender any option grant in the Exchange Offer, you will be deemed to have tendered all of your Recent Options.

We have provided this document to you for informational purposes only. If any of the information contained on this document concerning your grants is incorrect, or if any grants that should be eligible are missing, please contact the Stock Plan Administration department at:

                               Phone: 866-437-0007
                          Email: StockAdmin2@Qwest.com

Please have your Social Security Number and grant date for the grants in question ready when you call.

Report Generated on 10/31/01